Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-229182) (“Registration Statement”) of our report dated May 15, 2026, with respect to the consolidated balance sheets of Aixin Life International, Inc. and its subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of income and comprehensive loss, changes in stockholders’ deficit and cash flows for the years ended December 31, 2025 and 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

May 15, 2026